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                            SUN MICROSYSTEMS, INC.
                               PORTING AGREEMENT

THIS PORTING AGREEMENT is entered into as of this 26th day of March, 1999 (the "Effective Date") by and between Sun Microsystems, Inc., a Delaware corporation, with a principal place of business at 901 San Antonio Road, Palo Alto, California 94303 ("Sun") and NetObjects, Inc., a Delaware corporation, with a principal place of business at 301 Galveston Drive, Redwood City, California 94063 ("Developer").

                                   RECITALS

Sun is engaged in the development, manufacture, sale and distribution of certain computer hardware and related software.

Developer is the owner and developer of certain hardware and/or software programs and documentation related thereto.

Sun and Developer desire to provide for the porting of the Developer's products to the Sun Platform (as defined herein) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.     DEFINITIONS

1.1 "Beta" means the beta version of the Ported Product and any Ported Documentation as defined in Exhibit B.

1.2 "Confidential Information" means information which the disclosing party desires to protect against unrestricted disclosure or competitive use by the receiving party and which (a) if disclosed in tangible form, is clearly labeled as "confidential" or "proprietary" or with words of similar import in writing by the disclosing party at the time of disclosure, or (b) if disclosed in non-tangible form, is identified as "confidential" or "proprietary" at the time of disclosure, and summarized in a writing, designated as "confidential" or "proprietary", and delivered to the receiving party within thirty (30) days after disclosure.

1.3 "Correction" means a modification to the Ported Product or Ported Documentation that eliminates the adverse effect of a Non-Conformance without limiting conformance to the Specifications.

1.4 "Derivative Work" means a work which is based on a preexisting work and in which the preexisting work is changed, condensed, or embellished in some way.

1.5 "Development Equipment" means the computer equipment and software specified in the Equipment Loan and Software License Agreement, which is attached as Exhibit A (the "Loan Agreement").

1.6 "Development Plan" means the plan for developing the Ported Products, including the deliverables (the "Deliverables"), milestones, and delivery dates specified in Exhibit B.

1.7 "Documentation" means all currently existing technical documentation, including user manuals and operating guides that Developer distributes to customers or otherwise publishes, which is to be Ported to accurately reflect the Ported Product (all of which is set forth in Exhibit B).

1.8 "FCS" means the final version of the Ported Product in which all the functionality has been fully tested and accepted by Sun.

1.9 "Intellectual Property Rights" shall mean all patents, patent rights, patent applications, and copyrights; rights relating to the protection of trade secrets and confidential information; and all other proprietary rights including, without limitation, license rights relating to intangible property; and divisions, continuations, renewals, reissues and extensions of the foregoing now existing, or hereafter filed, issued or acquired.


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1.10   "Non-Conformance" means a failure of the (i) Ported Product to conform materially to the Specifications and the Product Documentation; (ii) Ported Documentation to describe accurately the Ported Product; or (iii) Ported Product and any Ported Documentation to meet commercially reasonable standards of performance, usability, or appearance.

1.11 "Port" or "Porting" or "Ported" refers to the total development effort contemplated by this Agreement, and as specified in the Development Plan and Specifications.

1.12 "Ported Documentation" means the Documentation Ported to accurately reflect the Ported Product.

1.13 "Ported Product" means the Product Ported to the Sun Platform in accordance with the Development Plan and the Specifications.

1.14 "Product" means the Developer's product described in Exhibit B to be Ported to the Sun Platform pursuant to this Agreement.

1.15 "Specifications" means the specifications for the Ported Product and Ported Documentation, attached as Exhibit C.

1.16 "Sun Platform(s)" means the Sun hardware and software described in Exhibit B.

2.     PORTING OBLIGATIONS

2.1 DEVELOPER OBLIGATIONS. Developer shall, in a timely manner, Port the Product and Documentation according to the Development Plan and Specifications, and deliver to Sun the Deliverables and achieve the milestones stated therein. Developer shall provide all engineering support, appropriate equipment, materials, facilities, and other resources necessary to fulfill its obligations under the Development Plan, including all Deliverables and milestones. Developer shall also provide such other resources as may be necessary for the Port.

For a period of twenty-four (24) months after Sun's acceptance of the FCS version of the Ported Product and Ported Documentation, Developer agrees to continue to develop and release further upgrades and/or new releases of the Ported Product such that the features and the release dates of the Ported Product and Ported Documentation remain at least as current as the features and releases dates (within forty-five (45) days thereafter) of the then-current version of the Product and Documentation and/or any versions for other computer platforms (e.g., Microsoft Windows), and to notify Sun of such upgrades and/or new releases. Notwithstanding the foregoing, Developer shall not be required to maintain such parity for the Ported Product and Ported Documentation with other versions in regard to particular features which are technically not feasible for such parity, after Developer has used commercially reasonable efforts to overcome such feasibility obstacle for that particular feature.

All of the resources described in this Section 2.1 shall be collectively referred to as the "Developer Resources". Developer shall not use or permit use of any Developer Resources as identified by the parties for the Port (with the exception of Developer personnel working on the Port), for any purpose other than the Port. To the extent applicable, Developer shall use Sun's development environment, including any development tools for the Port. Developer further agrees that its efforts to Port the Products and Documentation shall take such priority over other porting work of Developer as is necessary to deliver to Sun the Deliverables and achieve the milestones identified in the Development Plan. Further, Developer shall not use or permit the use of the Sun investment, as defined in Article 4 for any purpose other than the Port.

2.2    SUN RESOURCES.

       (a) Sun shall not be obligated to provide any resources unless expressly specified in the Development Plan or in this Agreement. Sun shall provide to Developer the Development Equipment for Developer's use in connection with Developer's obligations under and during the term of this Agreement. Developer shall not use or permit use of the Development Equipment for any purpose other than the Port.

       (b) SUN ENGINEERS. During the development of the Port through the end of acceptance of FCS by


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Sun, Sun shall provide two qualified Sun engineers as technical support to
Developer in regards to the Port who shall remain dedicated to the Port throughout its development (the "Dedicated Engineers"). Engineering support under this Section 2.2 shall be made available to Developer on a full-time basis (i.e., full time during Developer's regular business hours, Monday through Friday, excluding holidays), as needed by Developer.

       (c) FULL-TIME COMMITMENT. Developer acknowledges and agrees that the two Dedicated Engineers may work on other projects for Sun, and may not always be available on a full-time basis. In the event that the Dedicated Engineers are not available to Developer, Sun will provide qualified stand-in engineers (the "Stand-in Engineers"). The Stand-in Engineers shall coordinate their support efforts with the Dedicated Engineers.

       (d) LOCATION OF SUPPORT. The Dedicated Engineers (and Stand-in Engineers, as applicable) shall perform their support obligations primarily at Sun's premises, but shall provide such services at Developer's premises as reasonably required and requested by Developer.

       (e) POST-ACCEPTANCE SUPPORT. After acceptance of the FCS version of the Ported Product by Sun, Sun agrees to provide two Sun-identified engineers as technical support in regards to such FCS version and future porting efforts by Developer pursuant to Section 2.1, and unless otherwise agreed in writing between the parties, the level and manner in which such engineers are to deliver such support shall be in Sun's discretion.

2.3 PURCHASE OPTION. Within three (3) months of the commencement of the shipment of the FCS version of the Ported Product, Developer shall either return the Development Equipment to Sun or purchase the Development Equipment at the net price listed on Exhibit D attached hereto. Any other equipment that is loaned by Sun to the Developer and that is not listed on Exhibit D (the "Additional Equipment") shall be, within six (6) months after date of shipment to Developer, either returned to Sun or purchased by the Developer at a fifty percent (50%) discount off of the applicable Sun Geo List Price at the time of shipment of the equipment to the Developer (the "Purchase Option Discount"), unless otherwise agreed by the parties. In the event Developer purchases the Development Equipment or the Additional Equipment, the purchase is conditioned upon the following: (a) the issuance by Developer to Sun of an acceptable purchase order, and (b) the satisfaction and adherence to Sun's then-current standard terms and conditions of sale (the "Sun Sales Terms"). The purchase option described in this Section 2.3 shall not apply to any Development Equipment or Additional Equipment or any Sun hardware or software products that are pre-release or prototype versions as defined by Sun of such Development Equipment or Additional Equipment or hardware or software products, nor to any of the foregoing that is either non-discountable or Category B product as described in the applicable Sun Geo Price List (collectively, the "Other Equipment"). The purchase option discount for such Other Equipment shall be ten percent (10%) off of the Sun Geo List Price.

2.4 TIMELY COMPLETION. Developer acknowledges that the full and timely completion of all Deliverables and milestones in the Development Plan is a material condition of this Agreement. Sun shall be entitled to terminate this Agreement, pursuant to Section 8.1(b)(ii), for any failure by Developer to timely meet any deliverable or milestone in the Development Plan. The parties recognize that, taking into account the uncertainties of complex software development, and the mutual dependencies of the parties on each other under this Agreement, it may be necessary to amend the objectives and milestones of the Development Plan from time to time. Accordingly, the parties hereby agree to consider in good faith any reasonable proposals from one another to amend the Development Plan in light of the experience of the parties in implementing the development of the Port under this Agreement.

3.     OWNERSHIP AND LICENSE RIGHTS

3.1 OWNERSHIP RIGHTS. Sun shall own and maintain all Sun Intellectual Property Rights to any and all Sun pre-existing intellectual property and any enhancements, modifications and/or Derivative Works thereto. Developer shall own and maintain all Developer Intellectual Property Rights to any and all Developer pre-existing intellectual property and any enhancements, modifications and/or Derivative Works thereto. Except for the foregoing, the parties agree that all right, title, and interest in and to all inventions and discoveries jointly developed hereunder, including all rights in copyrights or other Intellectual Property


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Rights pertaining thereto, shall be jointly owned by both Developer and Sun.
Both Developer and Sun shall be free to fully exploit, without obligation to account to the other party, any and all rights, title, and interest in such intellectual property, including any copyright, trade secret, or other proprietary rights, under the laws of the United States or any other jurisdiction.

3.2 SUN LICENSE TO DEVELOPER. Sun hereby grants to Developer a non-exclusive, non-transferable right and license to use Sun's confidential information disclosed pursuant to this Agreement solely for the purpose of Porting the Product and Documentation and supporting the Ported Product and Ported Documentation.

3.3 DEVELOPER LICENSE TO SUN. Developer hereby grants to Sun an irrevocable, perpetual, non-exclusive, royalty-free and fully paid up right and license to internally use two (2) copies of each Deliverable for the purposes of Sun's technical assistance with the Port through Sun's 2 engineers as referenced in
Section 2.2, and when applicable to use, make, copy, display and publicly perform up to ten (10) copies each of the Beta and FCS version of the Ported Product and Ported Documentation for Sun's demonstration and marketing purposes.

4.   EVALUATION AND PAYMENT

4.1 EVALUATION AND TESTING. Sun shall have the right to evaluate and test the Ported Product and Ported Documentation prior to their commercial release. Developer shall deliver to Sun, on the dates specified in the Development Plan, the Deliverables for testing and evaluation. Developer shall provide all assistance necessary for Sun fully to test and evaluate the Deliverables. Sun shall have the right to reject any Deliverable because of any Non-Conformance. Sun shall advise Developer in writing within ten (10) business days of receipt of any Deliverable for testing or evaluation whether Sun accepts or rejects such Deliverable. If Sun rejects the Deliverable, then Sun shall provide to Developer a written report stating the reasons for such rejection. Upon rejection, Developer shall prepare a Correction and resubmit to Sun such Deliverable within twenty-one (21) business days. Sun shall evaluate the Correction and notify Developer of its acceptance or rejection in the manner set forth in this Section 4.1.

4.2 ACCEPTANCE CRITERIA. Sun shall develop the initial set of acceptance criteria. Developer agrees to develop a mutually agreeable acceptance and testing plan ("Acceptance and Testing Plan") to be delivered to Sun per the schedule set forth in the Development Plan in Exhibit B, which shall be attached to this Agreement as an Exhibit and incorporated by reference herein, and which shall include, but not be limited to the following: (a) details regarding the schedule of milestones/deliverables in the Development Plan; (b) a testing/quality assurance plan ("Testing/QA Plan"); and (c) Porting development methodology/architecture description for the following milestones/deliverables: pre-Alpha and Alpha (as herein defined), Beta and FCS versions of the Ported Product.

4.3  PAYMENT OF FEES.

     (a) SUN INVESTMENT. Sun will pay to Developer the dollar amount(s) set forth on the Development Plan subject to Sun's standard payment terms of net forty-five (45) days from receipt of invoice from Developer. Invoices shall not be received by Sun before the due date of the respective payment. In the event that Developer fails to deliver the Deliverables set forth in the Development Plan within five (5) business days from the delivery date set forth in the Development Plan, Developer waives its rights to the payment(s) unless (i) Developer has cured such failure to deliver pursuant to Section 9.1, or (ii) mutually agreed otherwise by the parties.

     (b) REPAYMENT OF SUN INVESTMENT. Developer shall repay to Sun its Sun Investment (as defined herein) in the amounts specified herein in United States dollars. Such repayments shall be made on a quarterly basis within forty-five
(45) days following the end of the calendar quarter to which they relate, accompanied by a report pursuant to Section 4.4 below. This repayment obligation shall commence with the first such payment being due and payable the earlier of either (i) forty-five (45) days after the first calendar quarter within which the Ported Product ships commercially to Customers, or (ii) on or before August 15, 2000, and shall terminate when the accumulated total of such repayments equal the Sun Investment (the "Total Repayment Amount"). The term "Sun Investment" shall mean the following pay-


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ments made or resources contributed to Developer by Sun: a porting fee in the amount of Three Hundred Fifty Thousand Dollars ($350,000) (less any waived payments under Section 4.3(a), or any other milestone payments not made by Sun), and technical support resources valued in the amount of Twenty Thousand Dollars ($20,000) per month during the development of the Ported Product, not to exceed Three Hundred Thousand Dollars ($300,000) in total. Repayment of the technical support resource portion of the Sun Investment may be reduced by Developer to the extent that Developer can document such lengths of times of unavailability of one or two Stand-in Engineers (assuming in such case, the unavailability of the Dedicated Engineers). Such reduction of the Repayment Amount shall be based on the hourly rate of eighty dollars ($80) per hour per engineer, pursuant to the hourly schedule of availability as set forth in Section 2.2(b), above.

     (c) Payment Method. Developer shall repay the Sun Investment by paying Sun twelve percent (12%) of Developer's Net Receipts on account of Ported Products sold by Developer or its direct or indirect distributors (whether on a stand alone or integrated basis) during the prior calendar quarter. As used herein, "Net Receipts" means amounts actually received by Developer for Ported Products, less: (a) all sales, use, luxury, turnover, purchase, or like or similar taxes received from customers or distributors in relation to the sale of Ported Products; (b) insurance and freight charges and fees billed to and received from customers or distributors in relation to the sales of Ported Products, and (c) any returns of Ported Products and transportation charges actually allowed on returns. Payments not made when due and payable shall bear interest at One Percent (1%) per month. Payment of such interest shall not limit Sun's other rights or remedies.

     (d) TAXES. All payments required by this Agreement are exclusive of taxes and Developer agrees to bear and be responsible for the payment of all such taxes, including, but not limited to, all sales, use, rental receipt, personal property or other taxes which may be levied or assessed in connection with this Agreement, excluding taxes based on Sun's income.

4.4  RECORDS; AUDIT RIGHTS; REPORTS

     (a) RECORD KEEPING. Developer shall maintain and provide to Sun along with the payments specified in Section 4.3(b) records sufficient to determine the correctness of the fees and other payments required to be paid pursuant to this Agreement, in a form reasonably acceptable to Sun, which reports shall include, but not be limited to, the (audited, if available, and unaudited, if not) financial statements (balance sheets and profit and loss statements) for the calendar quarter to which the payments relate, and a certified statement of (i) the number of Ported Products sold or distributed in the applicable calendar quarter and the Developer's U.S. List Price for those Ported Products, and (ii) the total cumulative dollar volume of Ported Products sold or distributed as of the end of that quarter.

     (b) AUDIT RIGHTS. The following audit provision shall continue throughout the term of this Agreement and shall survive for a twelve (12) month period after the repayment obligation expires insofar as applicable to repayment obligations accrued prior to such expiration.

          (i) RIGHT TO AUDIT. Sun shall have the right to audit the records and accounts, including the financial and cash flow statements (collectively referred to herein as the "Records") of Developer kept in accordance with
Section 4.4(a) above. The right to audit may only be exercised only through a Sun designated auditor (the "Auditor") once in any twelve (12) month period commencing on the first commercial shipment of FCS Ported Product, provided, however, that if an audit discloses an underpayment greater than ten percent (10%), Sun may conduct a follow up audit no sooner than three (3) months later. If a follow up audit does not disclose underpayments greater than ten percent (10%), the right to audit may then again only be exercised once in any twelve
(12) month period, until and unless such an underpayment of greater than ten percent (10%) is disclosed by a further audit. In such a case, a follow up audit may be held no sooner than three (3) months later. This foregoing formula shall be used by the parties for the duration of the Agreement for subsequent audits and follow up audits. The Auditor shall be adequately bound to keep confidential the trade secrets of the audited party learned during the course of or pursuant to the audit. Any such audit shall be performed only during Developer's normal business hours and shall be performed in such a manner as to avoid unreasonable interference with Developer's business operations; and the Auditor shall be limited to reporting the adequacy of Developer's Records, including, but not limited to,


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whether Developer is in compliance with the terms of this Agreement and the amount, if any, of underpayment or overpayment of the amounts due Sun pursuant to this Agreement. Except as expressly provided in Section 4.4(b)(ii), Sun shall bear all costs and expenses associated with the exercise of its right to audit.

          (ii) ERRORS IN PAYMENT. In the event that any errors in payment shall be determined, such errors shall be corrected by appropriate adjustment in payment (plus interest at eight percent (8%) per annum) for the quarterly period during which the error is discovered. In the event of underpayment of more than five percent (5%) of the amount due for that period, Developer shall reimburse Sun the reasonable charges of the Auditor in performing the audit that identified the underpayments.

     (c)  REPORTS. Developer shall also provide Sun, on a quarterly basis, a six
(6) month rolling forecast of Developer's projected revenues. Such forecast shall not be binding on Developer.

5.   PRODUCT MARKETING, DISTRIBUTION AND SUPPORT

5.1 DEVELOPER OBLIGATIONS. Except for Exhibit E attached to this Agreement, Developer shall be solely responsible for the marketing, distribution, and support of the Ported Product and Ported Documentation. Developer shall use commercially reasonable efforts to market, distribute, and support the Ported Product and Ported Documentation. The parties agree to perform and deliver the milestones and deliverables of the marketing activities ("Marketing Activities") as set forth in Exhibit E, and each party shall be responsible for its own expenses associated therewith.

5.2 SUN MARKETING RIGHTS. Sun may include the Ported Product and Ported Documentation on lists of third-party applications, and it may provide such lists to customers. Sun has the right to use the Ported Product and Ported Documentation as set forth in Section 3.3.

5.3 SUN AFFILIATE DISTRIBUTION RIGHTS. In the event that any Sun affiliate desires to include the Ported Product and Ported Documentation on its product price list, Developer agrees to negotiate in good faith the terms and conditions of any necessary marketing or distribution agreement.

5.4 USE OF SUN TRADEMARKS. "Sun Trademarks" shall mean all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with the Sun Platform. Developer is granted no right, title or license to, or interest in, any Sun Trademarks. Developer acknowledges Sun's rights in Sun Trademarks and agrees that any use of Sun Trademarks by Developer shall inure to the sole benefit of Sun. Developer agrees not to (a) challenge Sun's ownership or use of, (b) register, or (c) infringe any Sun Trademarks, nor shall Developer incorporate any Sun Trademarks into Developer's trademarks, service marks, company names, Internet addresses, domain names, or any other similar designations. If Developer acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun assign such rights to Sun along with any associated goodwill, applications, and/or registrations.

5.5 SUN TRADEMARK AND LOGO POLICIES. Developer may refer to Sun's products by their associated Trademarks, provided that Developer shall (a) comply with the then current version of the Sun Trademark and Logo Usage Requirements; and (b) attribute all such marks to Sun Microsystems, Inc. by using the appropriate "tm" symbols after such marks, and inserting the following trademark legend following the copyright notice in the document, or some other location readily apparent to the reader:

> "Sun, Sun Microsystems, the Sun logo, Java and all Java based and Sun based marks [INSERT ANY OTHER SUN TRADEMARKS USED IN THE DOCUMENT] are trademarks or registered trademarks of Sun Microsystems, Inc. in the U.S. and other countries."

In addition, any and all such references to Sun's products shall be truthful and not misleading. Specifically, and by example only, Developer shall not use Sun, Solaris, Java, or any Java based marks or any other Sun Trademark in the name of Developer's products or the combined products, e.g. the combined products may not be named "SunXYZ" or "JavaXYZ" or "XYZ for Solaris."


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6.     CONFIDENTIAL INFORMATION

6.1 CONFIDENTIALITY OBLIGATION. Neither party ("Recipient") which receives Confidential Information from the other party ("Discloser") shall disclose Discloser's Confidential Information to any third party, nor use the Discloser's Confidential Information for any purpose other than is expressly contemplated by this Agreement. Recipient shall use the same degree of care to protect Discloser's Confidential Information as it uses to protect it own Confidential Information, but no less than reasonable care, to prevent its unauthorized disclosure, use, or publication. Recipient may disclose Discloser's Confidential Information only to Recipient's employees, contractors, or other agents who reasonably require access to such Confidential Information and who have been previously bound in writing to a non-disclosure agreement that protects the Confidential Information. Each party agrees to notify the other immediately in the event of an unauthorized disclosure or use of any Confidential Information.

6.2 TERM OF OBLIGATION. The parties' duty to protect Confidential Information shall survive any expiration or termination of this Agreement, and shall extend for a period of five (5) years from the date of disclosure of the Confidential Information for business information, and a period of ten
(10) years for technical information (except for each party's source code, which shall be protected in perpetuity).

6.3 EXCEPTIONS. This Agreement imposes no duty upon Recipient with respect to Confidential Information that: (a) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party from a third party, without an obligation to keep such information confidential; (d) is independently developed by the receiving party without use of the Confidential Information; or (e) is otherwise required to be disclosed in compliance with applicable laws or regulations (such as securities laws and SEC regulations), or order by a court or other regulatory body having competent jurisdiction; provided that if Recipient is required to make any such disclosure of the Discloser's Confidential Information Recipient will, except where impracticable for necessary disclosures, give reasonable advance notice to Discloser of such disclosure requirement and will use commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. This section will not affect any other confidential disclosure agreement between the parties.

6.4 ACKNOWLEDGMENT. Developer acknowledges that Sun may now or in the future be developing by itself or jointly with other parties information or products that may be similar to the Product, Documentation, Ported Product, Ported Documentation, or Developer's Confidential Information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that Sun will not develop or acquire information or products, for itself or others, that are similar to or compete with the Product, Documentation, Ported Product, Ported Documentation, or Developer's Confidential Information, provided that Sun has not done so by using or disclosing Developer's Confidential Information.

6.5 RETURN OF MATERIALS. Recipient shall return to Discloser all Confidential Information as set forth in Section 9.2 below, or upon any earlier request to do so made in writing by Discloser.

6.6 PUBLICITY. The terms and conditions of this Agreement are confidential. Any disclosures by either party about the existence of this Agreement, its terms and conditions, and the activities contemplated herein are subject to the disclosing party obtaining the prior written approval of the other party.

7.     WARRANTIES AND INDEMNIFICATION

7.1 WARRANTY. Developer represents and warrants that: (a) Developer is the sole owner of the Product and Documentation, or is fully licensed on a world wide basis to use, modify, copy, market, license, distribute or sell to others for any use of the Product and Documentation contemplated by this Agreement; and (b) the modification, testing, copying, marketing, licensing, distribution, sale, and any use of the Ported Products and Ported Documentation as contemplated by this Agreement, do not infringe or otherwise violate any rights of any party in any territory of the world.

7.2 PRODUCT WARRANTY. Developer further warrants, for a period of one hundred twenty (120) days from Sun's acceptance of the FCS version of the Ported Product and Ported Documentation, that the Ported


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Product and Ported Documentation licensed to Sun pursuant to Section 3.3 will substantially conform to the Specifications, or, as Sun's sole and exclusive remedy under this subsection (i.e., not in relation to remedies set forth in Sections 7.5 and 7.6. below) Developer will use reasonable efforts to correct any Non-Conformance or replace any non-conforming product with a conforming product. The foregoing warranty will not apply, however, to any Non-Conformance resulting from modification, misuse or abuse of the Ported Product or Ported Documentation by anyone other than Developer without Developer's consent. Unless otherwise agreed in writing, all other software or documentation provided by Developer, if any, shall be provided "AS IS."

7.3 UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE DISCLAIMED, EXCEPT TO THE EXTENT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

7.4 INDEMNIFICATION BY SUN. Sun will defend at its expense any legal proceeding brought against Developer, to the extent that it is based on a claim that the use of any Sun products is a direct infringement of a copyright or of a U.S. patent, and will pay all damages and costs awarded by a court of final appeal attributable to such claim, provided that Developer:
a) provides Notice to Sun of the claim promptly to Sun; (b) gives Sun sole control of the defense and settlement of the claim; (c) provides to Sun, at Sun's expense all available information, assistance and authority to defend; and (d) has not compromised or settled such proceeding without Sun's prior written consent.

7.5 INDEMNIFICATION BY DEVELOPER. Developer will defend at its expense any legal proceeding brought against Sun to the extent it is based on a claim that the use of the Products, Documentation, Ported Product and Ported Documentation is a direct infringement of a copyright or of a U.S. patent, and will pay all damages and costs awarded by a court of final appeal attributable to such claim, provided that Sun: (a) provides notice of the claim promptly to Developer; (b) gives Developer sole control of the defense and settlement of the claim; (c) provides Developer, at Developer's expense, all available information, assistance and authority to defend; and (d) has not compromised or settled such proceeding without Developer's prior written consent.

7.6 REMEDY. If either party's products are found to infringe or, in the other party's opinion, are likely to be found to infringe, the indemnitor may elect to: (i) obtain for indemnitee or indemnitee's customers the right to use such products; (ii) replace or modify the products so that they become non-infringing; or, if neither of these alternative is reasonably available,
(iii) remove the infringing or allegedly infringing products, granting indemnitee or indemnitee's customer credit for the purchase price of such product. Neither party shall have liability for any infringement or claim which results from: a) use of its products in combination with any equipment, software or data of the other party; b) compliance with designs or specifications of the other party or the other party's customers; or c) use of an allegedly infringing version of its products, if the alleged infringement could be avoided by the use of a different version made available to the other party or the other party's customers.

This Section states the entire liability of the parties with respect to infringement of any intellectual property rights concerning the products of each party and neither party shall have any additional liability with respect to any alleged or proven infringement.

8.     LIMITATION OF LIABILITY

Except (i) for obligations under Article 6, Article 7, and Section 9.2, and
(ii) to the extent not prohibited by law:

(a) THE PARTIES' SOLE REMEDIES FOR MATERIAL BREACH OF THIS AGREEMENT SHALL BE THE RETURN OF ANY DEVELOPMENT EQUIPMENT LOANED TO, REIMBURSEMENT OF ANY PAYMENTS MADE TO, AND/OR RECEIPT OF ANY PAYMENTS DUE FROM THE BREACHING PARTY HEREUNDER.


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
(b) NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATE OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OR IN TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(c) Liability for damages shall be limited and excluded, even if any exclusive remedy provided for in this Agreement fails of its essential purpose.

9.     TERM AND TERMINATION

9.1    TERM AND TERMINATION.

(a) This Agreement will commence on Effective Date and will expire two (2) years after acceptance of the FCS version of the Ported Product as set forth in the Development Plan, unless earlier terminated in accordance with Sections 9.1(b) and 9.1(c).

(b) Either party may terminate this Agreement: (i) immediately upon giving Notice of any material breach by the other party, if the nature of the breach is such that it cannot be remedied; or (ii) thirty (30) days following Notice to the other party of a material remediable breach, if the other party has not remedied such breach within that thirty-day period.

(c) Sun may terminate this Agreement at any time without cause upon Notice to Developer. If such termination takes place prior to Sun's acceptance of the FCS version of the Ported Product and Ported Documentation, Sun will reimburse Developer for reasonable non-cancelable and non-recoverable direct expenses incurred by Developer in the course of performing its Porting obligations, less any amounts previously paid by Sun under this Agreement. In case of such termination under this subsection only, or termination by Developer for Sun's breach, Developer shall not be obligated to repay the Sun Investment. Notwithstanding the foregoing, in such event, if Developer continues to distribute the Ported Product, Developer shall continue to repay the Sun Investment to Sun pursuant to the terms of this Agreement.

9.2 RETURN OF MATERIALS. Upon the expiration or any termination of this Agreement, the Recipient of Confidential Information hereunder shall return all Confidential Information (including Development Equipment), and any copies thereof, to the Discloser within ten (10) working days of such expiration or termination.

9.3 DISTRIBUTION OF FCS VERSION OF PORTED PRODUCT. Developer may continue to ship the FCS version of the Ported Product following termination of this Agreement for any reason.

10.    NOTICES

All Notices required by this Agreement must be in writing and delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt by the persons specified below:

SUN                                         DEVELOPER

Sun Microsystems, Inc.                      NetObjects, Inc.
901 San Antonio Road, M/S UMPK10-201        301 Galveston Drive
Palo Alto, CA 84303                         Redwood City, CA 94063
Attn.: General Counsel                      Attn.: Mr. Stephen Kong

11.    GENERAL

11.1 RELATIONSHIP OF THE PARTIES. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.


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

11.2 ASSIGNMENT. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Sun may assign this Agreement to an affiliated company.

11.3 SURVIVAL. Rights and obligations under this Agreement which by their nature should survive will remain in effect after termination or expiration hereof.

11.4 FORCE MAJEURE. A party is not liable under this Agreement for non-performance caused by events or conditions beyond that party's control if the party makes reasonable efforts to perform.

11.5 WAIVER. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

11.6 PARTIAL INVALIDITY. If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be deleted.

11.7 EXPORT LAW. All Development Equipment and technical data delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Developer agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import as may be required after delivery to Developer.

11.8 GOVERNING LAW. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply.

11.9 COUNTERPARTS; FACSIMILES. This Agreement may be executed in counterparts. For purposes hereof, a facsimile copy of this Agreement, including the signature page hereto shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

11.10 ENTIRE AGREEMENT. This Agreement (including the Exhibits) is the parties' entire agreement relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification to this Agreement will be binding unless in writing and signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date.

SUN MICROSYSTEMS, INC.             DEVELOPER; NETOBJECTS, INC.
By: /s/ [ILLEGIBLE]                By:  /s/ Mark Patton
   ---------------------------          ---------------------------

Name:  [ILLEGIBLE]                 Name:  Mark Patton
     -------------------------          ---------------------------
Title: Vice President              Title:  V.P. Worldwide Sales & Corp. Markeing
      ------------------------             ------------------------

Date: 3/26/99                      Date: 3/26/99
     -------------------------          ---------------------------




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